UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	February 2, 2006

InFocus Corporation

(Exact name of registrant as specified in its charter)

Oregon	000-18908	93-0932102
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

27700B SW Parkway Avenue, Wilsonville, Oregon 97070

(Address of principal executive offices, including zip code)

(503) 685-8888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

InFocus Corporation

FORM 8-K

INDEX TO CURRENT REPORT ON FORM 8-K

Item	Description	Page

1.01	Entry into a Material Definitive Agreement	1

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Item 1.01.               Entry into a Material Definitive Agreement.

In a meeting held on February 2, 2006, the Compensation Committee of the Board of Directors of InFocus Corporation (the “Company”) approved the Company’s 2006 Executive Bonus Plan (the “Plan”).  Executive officers who commence employment in such a position on or before October 1, 2006 and meet other conditions are eligible to receive incentive compensation under the Plan.  The Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO) are eligible to receive incentive compensation based on achievement of the Company’s adjusted annual operating income goal. The Company’s Vice Presidents and certain additional management employees are eligible to receive incentive compensation based on achievement of the Company’s adjusted operating income goals for the first half and second half of 2006 and achievement of individual/team objectives.

The Plan provides for a target bonus equal to a percentage of the executive’s annual base salary.  The target bonus percentage for the Company’s CEO is 80%, and the target bonus percentage for the CFO and the Company’s Vice Presidents is 45%, of annual base salary.  The percentage of the target bonus that is paid is adjusted according to the percentage achievement of the applicable goals and objectives.  More than 100% of the target bonus may be paid if more than 100% of the relevant goals are achieved.

For the Company’s CEO and CFO, 100% of the bonus is dependent on achievement of the Company’s annual adjusted operating income goal.  For the other eligible executives and employees, 80% of the bonus is dependent on achievement of the Company’s semi-annual adjusted operating income goals and 20% is dependent on achievement of the executive’s individual/team objectives.  In each case, at least 75% of the objectives must be achieved in order for any payout to occur under the Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

INFOCUS CORPORATION

Dated: February 8, 2006	By	/s/ C. Kyle Ranson
C. Kyle Ranson
President and Chief Executive Officer

	By	/s/ Roger Rowe
Roger Rowe
Vice President Finance, Chief Financial Officer and Secretary

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